NEWS RELEASE

POPE RESOURCES ANNOUNCES $12.0 MILLION SALE FROM HARBOR HILL PROJECT

POULSBO, WA, August 12, 2019 /PRNewswire/ - Pope Resources (Nasdaq:POPE) announced today a sale of the final 65 single-family lots from its Harbor Hill project in Gig Harbor, Washington for $12.0 million to DR Horton. Harbor Hill is a mixed-use planned community consisting of residential, retail, business park, and commercial properties.

“This transaction is a fitting capstone to our singe-family lot sale program in Gig Harbor,” said Tom Ringo, President and CEO. “We have sold 546 lots in our Harbor Hill project over the last six years, a testament to a very strong Puget Sound housing market and homebuilders' enthusiastic response to this product."

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own and manage 120,000 acres of timberland and 2,000 acres of development property in Washington. In addition, Pope Resources co-invests in and consolidates three private equity timber funds that own 141,000 acres of timberland in Washington, Oregon, and California. The Partnership and its predecessor companies have owned and managed timberlands and development properties for over 165 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

Contact

Daemon Repp
Vice President and Chief Financial Officer
(360) 697-6626
investors@orminc.com